Exhibit 10.45

SOCIAL MEDIA, MARKETING AND ADVERTISING

CONSULTING AGREEMENT

This Agreement is made and entered into as of the 8th day of July, 2014 between Jake Counselbaum, an individual (the "Consultant"), and Minerco Resources, Inc. (the “Company”), a Nevada corporation.

WHEREAS, the Company owns greater than 70% of Level 5 Beverage Company, Inc., a Delaware corporation (“Level 5”) which develops, distributes and sells a line of beverage products (the “Products”); and

WHEREAS, the Consultant is in the business of assisting companies in social media, marketing and advertising strategies (the “Services”); and

AND WHEREAS, the Company wishes to engage the services of the Consultant in relation to the development and execution of certain social media, marketing and advertising strategies for the Company, Level 5 and the Products;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Engagement and Duties.  The Company hereby engages the Consultant to render consulting advice and services to the Company and Level 5 upon the terms and conditions set forth herein to advise on and oversee a social media, marketing and/or advertising program that is intended to stimulate better recognition, understanding, and valuation of the Company / Level 5 and the Products, by increasing product and market interest in the Company, Level 5 and the Products. The services shall include all services customarily rendered by social media consultants within the industry including, without limitation, the following elements:

A)
The Consultant shall consult with the Company's / Level 5’s management concerning availability to expand investor and consumer base, sale and support of the Products, and reach new classes of consumers and/or investors. Particularly, the Consultant shall manage the social media campaign to reach these objectives.

B)	As necessary, the Consultant shall produce media (videos, pictures, etc.) for the Company and/or shall implement social media campaigns or general advertising campaigns for the Company.

C)	As necessary, the Consultant shall coordinate with trade or business partners of the Company or Level 5, as requested.

2. Insider Information. The Consultant acknowledges that pursuant to this Agreement the Consultant may receive confidential insider information about the Company and/or its subsidiaries. The Consultant agrees not to disclose such information to anyone, including, but not limited to, the Consultant's family, friends, business associates or affiliates, until such information has been approved for release by the Company and is released to the general public. The Consultant shall not use such confidential insider information to arrange for or solicit to buy or sell shares of the Company either directly or indirectly through any person, until such information has been approved for release by the Company and is released to the general public.

3. Relationship of the Parties. Nothing contained in this Agreement shall be construed to (i) constitute the parties as joint venturers, partners, co-owners or otherwise as participants in a joint undertaking; (ii) constitute the Consultant as an agent, legal representative or employee of the Company; or (iii) authorize or permit the Consultant or any director, officer, employee, agent or other person acting on its behalf to incur on behalf of the other party any obligation of any kind, either express or implied, or do, sign or execute any things, deeds, or documents which may have the effect of legally binding or obligating the Company in any manner in favor of any individual, business, trust, unincorporated association, corporation, partnership, joint venture, limited liability company or other entity of any kind. The Company and the Consultant agree that the relationship among the parties shall be that of independent contractor.

4. Terms of the Agreement.  The term (the "Term") of this Agreement shall commence effective as of July 8, 2014 (the “Effective Date”) and shall continue for a period of three (3) months or until terminated by the Company in its sole discretion. The Company may terminate this Agreement at any time by providing thirty (30) days written notice of termination to the Consultant. This Agreement will not be binding on the Company until it is approved by the Company's Board of Directors.

5. Compensation and Payment of Expenses. The Company agrees to pay the Consultant or its nominees compensation (the "Compensation") according to the following:

A)	As of the Effective Date first written above, 250,000 restricted shares of Minerco Resources, Inc. (OTCQB: MINE) common stock to Consultant or his nominee; and

B)
Thirty (30) days following the Effective Date, $2,500 in cash or restricted shares of Minerco Resources, Inc. (OTCQB: MINE) common stock, at the Company’s sole discretion, to Consultant or his nominee; and

C)
Sixty (60) days following the Effective Date, $2,500 in cash or restricted shares of Minerco Resources, Inc. (OTCQB: MINE) common stock, at the Company’s sole discretion, to Consultant or his nominee; and

D)	Non-ordinary Monthly Expenses approved, in advance, by the Company, at its sole discretion.

The issuance of restricted shares of common stock will be made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “1933 Act”).

6. Time Devoted by Consultant.  Consultant shall devote such time and effort as is reasonably necessary to achieve the purposes hereof in his reasonable discretion.

7. Place Where Services Will Be Rendered.  The Consultant will perform the Services in accordance with this Agreement at his home or other office obtained by him at his sole cost and expense.  In addition, at the Company’s convenience, the Consultant will perform services by phone or by any other mean requested by the Company.  The Company shall not provide the Consultant an office, cell phone, computer, printer or any other support services, supplies or equipment in connection with services to be provided as set forth herein.

8. Independent Contractor.  Both the Company and Consultant agree that the Consultant will act as an independent contractor in the performance of his/her duties under this Agreement.  Accordingly, Consultant shall be responsible for payment of all taxes including federal, state and local taxes arising out of the Services, including by way of illustration but not limitation, payroll taxes, federal and state income tax, Social Security tax, unemployment insurance and disability taxes, and any other taxes or business licenses required whether federal, state or local in nature.

9. Confidential Information.  The Consultant shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to the Consultant in connection with the Consultant's services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the "Confidential Information"). The Consultant shall not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Consultant is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order.

10. Indemnification.

A)
Company agrees to indemnify and hold harmless the Consultant and its respective agents and employees, against any losses, claims, damages or liabilities incurred or suffered by the Consultant that result from any untrue statement or alleged untrue statement of any material fact contained in any registration statement, or prospectus of the Company; or that arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading.

B)
The Consultant agrees to indemnify and hold harmless the Company, its partners, financiers parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach of the Consultant's representations and warranties contained in, or by any breach of any other provision of, this Agreement by the Consultant. Employment of Others.  All Services shall be performed exclusively by Consultant.

C)
If a court or administrative agency determines that Consultant is an employee of Company, Consultant shall indemnify and hold Company harmless and shall pay all of Company’s related fines, damages, assessments, benefits and reasonable attorney’s fees incurred by the Company with such motive.

11. Legends. The Consultant acknowledges that the certificate(s) representing the shares of Common Stock shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR UNDER THE SECURITIES LAWS, RULES OR REGULATIONS OF ANY STATE; AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, RULES OR REGULATIONS OR AN EXEMPTION THEREFROM DEEMED ACCEPTABLE BY COUNSEL TO THE COMPANY.”

12. Governing Law.  This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, internal, substantive laws of the State of Nevada.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement.  A failure of either Consultant or the Company to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of Consultant or the Company to enforce each and every such provision.  Company and Consultant shall waive trial by jury in any action, proceeding or counterclaim brought by one against the other, or any matters arising out of or in any way connected with this Agreement, the relationship of Company and Consultant, Consultant’s use or occupancy of Company’s office or any claim of injury or damage.  In the event either party files suit to enforce any of the terms hereof, the prevailing party shall be entitled to an award of reasonable legal fees and costs and venue for any such action shall be exclusively in State of Nevada.

13. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate upon at least ten days written notice to the other party.

14. Entire agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

15. Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

16. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be deemed the same Agreement.

17. Assignment.  This Agreement may not be assigned without the prior written consent of Company and Consultant.

18. Survival.  The provisions of Section 9 and 10 shall survive termination or expiration of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

JAKE COUNSELBAUM

Dated: July 8, 2014		/s/ Jake Counselbaum
	By:	Jake Counselbaum
An individual

MINERCO RESOURCES, INC.

Dated: July 8, 2014		/s/ V. Scott Vanis
	By:	V. Scott Vanis
Its: CEO, Chairman